EXHIBIT 3.1

GRIFFIN CAPITAL ESSENTIAL ASSET REIT II, INC.

ARTICLES SUPPLEMENTARY

10,000,000 SHARES OF SERIES A CUMULATIVE PERPETUAL
CONVERTIBLE PREFERRED STOCK

Griffin Capital Essential Asset REIT II, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland (the “SDAT”) that:
FIRST:        Article V of the First Articles of Amendment and Restatement of the Corporation filed with the SDAT on July 31, 2014, as amended by Articles of Amendment to the First Articles of Amendment and Restatement of the Corporation filed with the SDAT on September 20, 2017 (as amended or supplemented, the “Charter”), authorizes the issuance of 1,000,000,000 shares of stock of the Corporation, consisting of 800,000,000 shares of common stock, $0.001 par value per share (the “Common Stock”), and 200,000,000 shares of preferred stock, $0.001 par value per share (the “Preferred Stock”). The Charter expressly authorizes the Board of Directors of the Corporation (the “Board”) to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that the Corporation has the authority to issue and to designate the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms and conditions of redemption for each class or series.

SECOND:    Pursuant to the authority expressed in Article V of the Charter, the Board, by duly adopted resolutions, classified and designated 10,000,000 authorized but unissued shares of Preferred Stock as the “Series A Cumulative Perpetual Convertible Preferred Stock” and fixed the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, and terms and conditions of redemption of such Series A Cumulative Perpetual Convertible Preferred Stock. Capitalized terms used in these Articles Supplementary which are defined in the Charter and not otherwise defined herein are used herein as so defined in the Charter. Certain other capitalized terms used in these Articles Supplementary are defined in ARTICLE THIRD, Section 15 below, which definitions shall apply only to the Series A Cumulative Perpetual Convertible Preferred Stock and shall not affect the definition of such terms as used or as otherwise defined with respect to other classes or series of Preferred Stock or elsewhere in the Charter.

THIRD:    The series of Preferred Stock referred to in Article SECOND of these Articles Supplementary shall have the following designation, number of shares, preferences, conversion and other rights, voting powers, restrictions and limitation as to dividends and other distributions, qualifications and terms and conditions of redemption:

(1)    Designation and Number. There shall be a series of Preferred Stock designated as the “Series A Cumulative Perpetual Convertible Preferred Stock, $0.001 par value per share” (the “Series A Preferred Stock”). The number of authorized shares of Series A Preferred Stock is 10,000,000.
(2)    Rank. The Series A Preferred Stock will, with respect to distribution rights and rights upon liquidation, dissolution or winding up of the Corporation, rank: (a) senior to the Common Stock and to any other class or series of equity securities issued by the Corporation the terms of which specifically provide that such class or series ranks, with respect to distribution rights and/or rights upon liquidation, dissolution or winding up of the Corporation, junior to the Series A Preferred Stock; (b) on a parity with any other class

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or series of equity securities issued by the Corporation the terms of which specifically provide that such class or series ranks, with respect to distribution rights and/or rights upon liquidation, dissolution or winding up of the Corporation, on a parity with the Series A Preferred Stock; and (c) junior to any other class or series of equity securities issued by the Corporation the terms of which specifically provide that such class or series ranks, with respect to distribution rights and/or rights upon liquidation, dissolution or winding up of the Corporation, senior to the Series A Preferred Stock. For the avoidance of doubt, debt securities of the Corporation which are outstanding and convertible into or exchangeable for equity securities of the Corporation or any other debt securities of the Corporation do not constitute a class or series of equity securities for purposes of this Section 2, provided, however, that any future issuance of debt securities convertible into or exchangeable for equity securities ranking senior or on a parity to the Series A Preferred Stock will be subject to Section 7(d)(ii) hereof.
(3)    Distributions.
(a)    Subject to the preferential rights of the holders of any class or series of equity securities issued by the Corporation ranking senior to the Series A Preferred Stock as to distributions, holders of the Series A Preferred Stock are entitled to receive, when and if authorized by the board of directors and declared by the Corporation, out of funds of the Corporation legally available for the payment of distributions, cumulative cash distributions at a rate equal to one-fourth (1/4) of the then applicable Distribution Rate on the Liquidation Amount with respect to each Distribution Period, payable quarterly in arrears on each Distribution Payment Date.
(b)    If any Distribution Payment Date is not a Business Day, then the distribution which would otherwise have been payable on such Distribution Payment Date may be paid on the next succeeding Business Day with the same force and effect as if paid on such Distribution Payment Date, and no interest or additional distributions or other sums shall accrue on the amount so payable from such Distribution Payment Date to such next succeeding Business Day.
(c)    The amount of distributions payable on the Series A Preferred Stock on any date prior to the end of a Distribution Period shall be computed on the basis of a 360-day year consisting of four 90-day quarters, and actual days elapsed over a 90-day quarter. Distributions shall be payable to holders of record as they appear in the stock transfer records of the Corporation at the close of business on the applicable record date (each, a “Distribution Record Date”), which will be the same date set for any quarterly distribution payable to holders of the Common Stock and other Preferred Stock of the Corporation, or on such other date designated by the board of directors for the payment of distributions that is not more than 30 nor less than 10 days prior to the applicable Distribution Payment Date.
(d)    No distributions on the Series A Preferred Stock shall be authorized by the board of directors or paid or set apart for payment by the Corporation at any time when the terms and provisions of any agreement of the Corporation relating to any indebtedness of the Corporation or any agreement of the Corporation relating to any securities that are senior to the Series A Preferred Stock, prohibit the authorization, payment or setting apart for payment thereof or provide that the authorization, payment or setting apart for payment thereof would constitute a breach of the agreement or a default under the agreement, or if the authorization, payment or setting apart for payment shall be restricted or prohibited by law.
(e)    Except as provided in Section 3(g) below, unless full cumulative distributions on the Series A Preferred Stock for all past Distribution Periods have been or contemporaneously are authorized and paid or authorized and a sum sufficient for the payment thereof is set apart for payment, no distributions (other than distributions paid in Common Stock or equity securities ranking junior to the Series A Preferred

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Stock as to distributions and upon voluntary or involuntary liquidation, dissolution or winding up of the Corporation, or options, warrants or rights to subscribe for or purchase Common Stock or such junior equity securities) shall be authorized, declared or paid or set apart for payment upon the Common Stock or any other equity securities of the Corporation ranking junior to or on a parity with the Series A Preferred Stock as to distributions, nor shall any Common Stock or any other equity securities of the Corporation ranking junior to or on a parity with the Series A Preferred Stock as to distributions be redeemed, purchased or otherwise acquired for any consideration (or any monies be paid to or made available for a sinking fund for the redemption of any such shares) by the Corporation except (i) by conversion into or exchange for Common Stock or such junior equity securities, (ii) by redemption, purchase or other acquisition of Common Stock or such junior equity securities made for purposes of an incentive, benefit, share redemption program or share purchase plan of the Corporation or any of its direct or indirect subsidiaries, (iii) for redemptions, purchases or other acquisitions by the Corporation, whether pursuant to any provision of the charter of the Corporation or otherwise, for the purpose of preserving the Corporation’s status as a REIT for U.S. federal income tax purposes or (iv) for any distributions by the Corporation required for it to maintain its status as a REIT for U.S. federal income tax purposes.
(f)    Any distribution payments made on the Series A Preferred Stock shall first be credited against the earliest accrued but unpaid distributions due with respect to the Series A Preferred Stock which remain payable.
(g)    When full cumulative distributions for all past Distribution Periods are not paid in full in cash (or a sum sufficient for such full payment is not so set apart) upon the Series A Preferred Stock and the equity securities of any other class or series ranking on a parity as to distributions with the Series A Preferred Stock, then all distributions declared upon the Series A Preferred Stock and any such other class or series of equity securities (ranking on a parity as to distributions with the Series A Preferred Stock) shall be declared pro rata so that the amount of distributions authorized per share of the Series A Preferred Stock and such other classes or series of equity securities shall in all cases bear to each other in the same ratio that accumulated, accrued and unpaid distributions per share on the Series A Preferred Stock and such other class or series of equity securities (which shall not include any accumulation in respect of unpaid distributions for prior distribution periods if such other class or series does not have a cumulative distribution) bear to each other.
(h)    No interest, or sum of money in lieu thereof, shall be payable with respect to any distribution payment or payments on Series A Preferred Stock which may be in arrears, and the holders of shares of Series A Preferred Stock are not entitled to any distributions, whether payable in cash, securities or other property, in excess of the full cumulative distributions described in this Section 3. Subject to the provisions of this Section 3, such distributions (payable in cash, securities or other property) as may be determined by the board of directors or any duly authorized committee of the board of directors may be declared and paid on any securities of the Corporation from time to time out of any funds legally available for such payment, and holders of Series A Preferred Stock shall not be entitled to participate in any such distributions.
(i)    The Corporation shall remain entitled to receive and retain any interest or other earnings on any money set apart for the payment of distributions on Series A Preferred Stock and holders thereof shall have no claim to such interest or other earnings. To the extent permitted by applicable law, any funds for the payment of distributions on Series A Preferred Stock which have been set apart by the Corporation and which remain unclaimed by the holders of the Series A Preferred Stock entitled thereto on the first anniversary of the applicable Distribution Payment Date, or other distribution payment date, shall revert and be repaid to the general funds of the Corporation, and thereafter the holders of the Series A Preferred

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Stock entitled to the funds which have reverted or been repaid to the Corporation shall look only to the general funds of the Corporation for payment, without interest or other earnings thereon.
(j)    Any cash distributions paid in respect of Series A Preferred Stock, including any portion thereof which the Corporation elects to designate as “capital gain dividends” (as defined in Section 857 (or any successor provision) of the Code) or as a return of capital, shall be credited to the distributions on the Series A Preferred Stock.
(4)    Liquidation Preference.
(a)    Upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation (referred to herein as a “liquidation”), the holders of the Series A Preferred Stock will be entitled to be paid out of the assets of the Corporation legally available for distribution to its stockholders, after payment of or provision for the debts and other liabilities of the Corporation, liquidating distributions, in cash or property at its fair market value as determined by the board of directors, in the amount, for each outstanding share of Series A Preferred Stock equal to the Liquidation Amount (the “Liquidation Preference”), plus an amount equal to any accumulated and unpaid distributions to the date of payment, before any distribution or payment is made to holders of Common Stock or any other class or series of equity securities of the Corporation ranking junior to the Series A Preferred Stock as to the distribution of assets upon a liquidation but subject to the preferential rights of holders of any class or series of equity securities of the Corporation ranking senior to the Series A Preferred Stock as to the distribution of assets upon a liquidation. After payment of the full amount of the Liquidation Preference to which they are entitled, plus an amount equal to any accumulated and unpaid distributions to the date of payment, the holders of Series A Preferred Stock will have no right or claim to any of the remaining assets of the Corporation.
(b)    In the event that, upon any liquidation of the Corporation, the available assets of the Corporation are insufficient to pay the Liquidation Preference on all outstanding Series A Preferred Stock, plus an amount equal to any accumulated and unpaid distributions to the date of such payment and any corresponding amounts payable as liquidating distributions on all other classes or series of equity securities of the Corporation ranking on a parity with the Series A Preferred Stock in the distribution of assets upon a liquidation, then the holders of Series A Preferred Stock and all other such equity securities of the Corporation ranking on a parity with Series A Preferred Stock shall share ratably in any such distribution of assets in proportion to the full liquidating distributions per share to which they would otherwise be respectively entitled.
(c)    For purposes of this Section 4, neither the voluntary sale, lease, exchange, transfer or conveyance (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of the Corporation to, nor the merger or consolidation or any other business combination of the Corporation with or into or with any other entity or the merger or consolidation of any other entity into or with the Corporation or a statutory share exchange by the Corporation, shall be deemed to be a liquidation. Upon a Change of Control, if the shares of the Series A Preferred Stock are not redeemed or converted as provided in Sections 5 or 6 hereof, respectively, then the Corporation will cause any acquirer of the Corporation to assume the obligations set forth herein and be subject to the terms and conditions set forth herein. And, notwithstanding the foregoing, if such assumption is not permitted by law, the Corporation shall take any actions under its control necessary to cause the acquirer to issue securities of the acquirer with substantially similar contractual rights as those contained herein (including the inclusion of a provision in the relevant merger or consolidation agreement requiring the acquirer to issue securities of the acquirer with substantially similar contractual rights as those contained herein).

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(d)    In determining whether a distribution (other than upon voluntary or involuntary liquidation), by dividend, redemption or other acquisition of shares of equity securities of the Corporation or otherwise, is permitted under Maryland law, amounts that would be needed, if the Corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of holders of the Series A Preferred Stock shall not be added to the Corporation’s total liabilities.
(e)    Written notice of any liquidation, stating the payment date or dates when, and the place or places where, the amounts distributable in such circumstances shall be payable, shall be given by first class mail, postage prepaid, not less than 30 nor more than 60 days prior to the payment date stated therein to each record holder of the Series A Preferred Stock at the respective address of such holders as the same shall appear on the stock transfer records of the Corporation.
(5)    Redemption.
(a)    The Corporation may redeem the Series A Preferred Stock, in whole or in part at the option of the Corporation upon the date of, and on any date after, the earliest to occur of (i) five years from the First Issuance Date or (ii) the First Triggering Event, at a per share redemption price in cash equal to the Liquidation Amount (the “Redemption Price”), plus any accumulated and unpaid distributions on the Series A Preferred Stock up to the Redemption Date (as defined below), plus, in the case of a redemption pursuant to Section 5(a)(ii) that occurs on or after the date of the First Triggering Event, but before the date that is five years from the First Issuance Date, the Redemption Fee. If fewer than all of the outstanding Series A Preferred Stock are to be redeemed, the Corporation shall determine the number of shares of Series A Preferred Stock to be redeemed on a pro rata basis (as nearly as practicable without creating any fractional shares), by lot or in such other manner as determined by the Corporation to be fair and equitable to holders of Series A Preferred Stock.
(b)    If the Corporation fails by August 1, 2023 to list either its shares of Common Stock or the Series A Preferred Stock on a national securities exchange registered under Section 6(a) of the Exchange Act, the Corporation shall redeem, at the option of the holder of the Series A Preferred Stock on or on any date following August 1, 2023, such holder’s shares of the Series A Preferred Stock, at the Redemption Price, plus any accumulated and unpaid distributions on the Series A Preferred Stock up to the Redemption Date (as defined below) (the “Mandatory Redemption Right”); provided, however, that no holder of the Series A Preferred Stock shall have a Mandatory Redemption Right under this Section 5(b) if the Corporation lists its shares of Common Stock or the Series A Preferred Stock on a national securities exchange registered under Section 6(a) of the Exchange Act prior to or on August 1, 2023.
(c)    Notwithstanding anything to the contrary contained herein: (i) absent an exemption therefrom, Series A Preferred Stock owned by a stockholder in excess of the Aggregate Stock Ownership Limit or other ownership limitations set forth in Article VI of the charter shall be subject to the provisions of Article VI of the charter (including with respect to any notice to any such stockholder) and (ii) except as otherwise provided herein, the redemption provisions of the Series A Preferred Stock do not in any way limit the Corporation’s right or ability to purchase, from time to time either at a public or a private sale, Series A Preferred Stock at such price or prices as the Corporation may determine, subject to the provisions of applicable law.
(d)    If, prior to the Conversion Date (as defined below), the Corporation has provided notice of its election to redeem some or all of the Series A Preferred Stock pursuant to Section 5(a), or the Corporation has received a notice of its obligation to redeem the Series A Preferred Stock pursuant to Section

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5(b), the holders of the Series A Preferred Stock will not have a Conversion Right (as defined below) with respect to the Series A Preferred Stock called or put for redemption.
(e)    If as a result of a redemption pursuant to this Section 5, any holder of Series A Preferred Stock (other than a holder that is an Excepted Holder) would have actual or constructive ownership in excess of the Aggregate Stock Ownership Limit or otherwise would violate Article VI of the charter because a holder’s Series A Preferred Stock was not redeemed, or was only redeemed in part, then, except as otherwise provided in the charter, the Corporation shall redeem the requisite number of shares of Series A Preferred Stock of such holder such that no Person will hold shares in excess of the Aggregate Stock Ownership Limit or otherwise in violation of Article VI of the charter subsequent to such redemption.
(f)    Notice of a redemption pursuant to Section 5(a) will be mailed by the Corporation, postage prepaid, not less than 15 Business Days prior to the Redemption Date, addressed to the respective holders of the Series A Preferred Stock to be redeemed at their respective addresses as they appear on the books of the Corporation. Each notice shall state: (i) the redemption date for the Series A Preferred Stock being redeemed (the “Redemption Date”); (ii) the number of shares of Series A Preferred Stock to be redeemed; (iii) the Redemption Price; (iv) the place or places where certificates representing such Series A Preferred Stock are to be surrendered for payment of the Redemption Price; and (v) that distributions on the Series A Preferred Stock to be redeemed will cease to accumulate on such Redemption Date. No failure to give such notice or any defect thereto or in the mailing thereof shall affect the validity of the proceedings for the redemption of any shares of Series A Preferred Stock except as to a holder to whom notice was defective or not given.
(g)    A holder of Series A Preferred Stock desiring to exercise its Mandatory Redemption Right under Section 5(b) hereof must deliver a written redemption notice (the “Mandatory Redemption Notice”) in the form approved by the Corporation, duly completed, to the Corporation by certified mail postage prepaid to the Corporation's principal office c/o the Secretary. The Redemption Notice must state: (i) the number of shares of Series A Preferred Stock to be redeemed by the Corporation; and (ii) that the Series A Preferred Stock is to be redeemed pursuant to Section 5(b) hereof. Upon receipt of a Mandatory Redemption Notice, the Corporation, not less than 15 Business Days prior to the Redemption Date, shall mail a notice to such holder which shall state: (i) the Redemption Date; (ii) the place or places where certificates representing such Series A Preferred Stock are to be surrendered for payment of the Redemption Price; and (iii) that distributions on the Series A Preferred Stock to be redeemed will cease to accumulate on such Redemption Date.
(h)    On or after a Redemption Date, each holder of Series A Preferred Stock to be redeemed must present and surrender the certificates (or an affidavit of loss and indemnity satisfactory to the Corporation), to the extent such shares are certificated, representing the Series A Preferred Stock to the Corporation to be redeemed at the place designated in the notice from the Corporation referenced in (f) or (g) above, as the case may be, and thereupon the Redemption Price for such shares of Series A Preferred Stock (and all accumulated and unpaid distributions to but excluding the Redemption Date) will be paid to or on the order of such holder by wire transfer pursuant to wire instructions provided by such holder and each surrendered certificate, if any, will be canceled. If the shares of Series A Preferred Stock to be redeemed are certificated, then in the event that fewer than all the shares of Series A Preferred Stock are to be redeemed, a new certificate will be issued representing the unredeemed shares of Series A Preferred Stock.
(i)    Except as provided in the next sentence, from and after a Redemption Date, all distributions on the Series A Preferred Stock subject to such redemption will cease to accumulate and all rights of the holders thereof, except the right to receive the Redemption Price thereof (and all accumulated

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and unpaid distributions to but excluding the Redemption Date), will cease and terminate and such Series A Preferred Stock shall not be deemed to be outstanding for any purpose whatsoever. In the event that the Corporation defaults in the payment of the Redemption Price for any Series A Preferred Stock surrendered for redemption pursuant to Section 5(a), such Series A Preferred Stock shall continue to be deemed to be outstanding for all purposes and to be owned by the respective holders, and the Corporation shall promptly return any surrendered certificates representing such Series A Preferred Stock to such holders (although the failure of the Corporation to return any such certificates to such holders shall in no way affect the ownership of such Series A Preferred Stock by such holders or their rights thereunder) (and the holders of the Series A Preferred Stock that was not redeemed shall have no other remedy against the Corporation).
(j)    At its election, the Corporation, prior to a Redemption Date, may irrevocably deposit the Redemption Price of the Series A Preferred Stock to be redeemed pursuant to this Section 5 in trust for the holders of Series A Preferred Stock with a bank or trust company, in which case the Corporation shall send a notice to the holders of shares of Series A Preferred Stock to be redeemed which shall (A) state the date of such deposit, (B) specify the office of such bank or trust company as the place of payment of the Redemption Price and (C) require the holder of shares of Series A Preferred Stock to be redeemed to surrender the certificates, if any, representing such shares of Series A Preferred Stock (or an affidavit of loss and indemnity satisfactory to the Corporation) at such place on or about the date fixed in the redemption notice (which may not be later than the Redemption Date) against payment of the Redemption Price. Any monies so deposited which remain unclaimed at the end of two years after the Redemption Date shall be returned by such bank or trust company to the Corporation.
(6)    Conversion Rights. The shares of Series A Preferred Stock are not convertible into or exchangeable for any other property or securities of the Corporation, except as provided in Article VI of the charter and in this Section 6.
(a)    Subject to the Corporation’s redemption rights under Section 5, at the option of the holder of Series A Preferred Stock, any time after the earlier of (i) five years from the First Issuance Date, or if the Second Issuance occurs, five years from the Second Issuance Date or (ii) a Change of Control, such holder shall have the right to convert (the “Conversion Right”) any or all of the holder's shares of Series A Preferred Stock into shares of Class E Common Stock at a per share conversion rate equal to the Liquidation Amount divided by the then Common Stock Fair Market Value (the “Conversion Price”); provided, however, that no shares of Series A Preferred Stock may be converted on any Conversion Date (as defined below) pursuant to this Section 6 unless at least 1,000 shares of Series A Preferred Stock, in the aggregate, are converted by one or more holders thereof.
(b)    A holder of Series A Preferred Stock desiring to exercise its Conversion Right must deliver, on or before the close of business on the Conversion Date, the certificates (if any) evidencing the Series A Preferred Stock to be converted, duly endorsed for transfer (or an affidavit of loss and indemnity satisfactory to the Corporation), together with a written conversion notice (the “Conversion Notice”) in the form approved by the Corporation, duly completed, to the Corporation by certified mail postage prepaid to the Corporation's principal office c/o the Secretary. The Conversion Notice must state: (i) the date the holder proposes to convert the shares of Series A Preferred Stock into Class E Common Stock (the “Conversion Date”); provided, however, that the Conversion Date must be a Business Day and may not be less than five nor more than 15 days after the date the Conversion Notice is delivered to the Corporation, or in the event that holders of 15% or more of the then outstanding Series A Preferred Stock provide a Conversion Notice to the Corporation, the Conversion Date may not be less than 30 days after the date the Conversion Notice is delivered to the Corporation; (ii) the number of shares of Series A Preferred Stock to be converted; and (iii) that the Series A Preferred Stock is to be converted pursuant to the applicable provisions hereof. Subject

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to the terms hereof, the Corporation’s obligation to convert the Series A Preferred Stock shall be extended for such period of time as may be reasonably necessary for (i) the parties to comply with the Hart-Scott-Rodino Antitrust Improvements Act of 1976; or (ii) the issuance of a Fairness Opinion if such an opinion is requested by the Purchaser.
(c)    No fractional shares of Class E Common Stock will be issued upon the conversion of the Series A Preferred Stock in connection with a Conversion Right. Instead, the Corporation will make a cash payment (computed to the nearest cent) equal to the value of such fractional Class E Common Stock based upon the Conversion Price.
(d)    At the Corporation’s option, upon the exercise of the Conversion Right by a holder of Series A Preferred Stock and upon written notice to the holder delivered not later than three Business Days prior to the Conversion Date, in lieu of issuing the requisite number of shares of Class E Common Stock to the converting holder of Series A Preferred Stock in accordance with Section 6(a) above, the Corporation may elect to make a cash payment to the converting holder of Series A Preferred Stock in an amount equal to the product of (1) the Conversion Price and (2) the number of shares of Class E Common Stock that would have been otherwise issued to the converting holder of Series A Preferred Stock. In such a case, the holder shall only have the right to such payment and shall cease to have any further rights as a stockholder of the Corporation.
(e)    Any conversion or redemption pursuant to this Section 6 shall be effective as of the close of business on the Conversion Date. To the extent that any shares of Series A Preferred Stock to be converted or redeemed pursuant to this Section 6 are certificated, if fewer than all the shares evidenced by any such certificate are to be converted or redeemed, a new certificate shall be issued evidencing the shares that have not been converted or redeemed.
(f)    Notwithstanding anything to the contrary contained herein, no holder of Series A Preferred Stock will be entitled to exercise a Conversion Right (i) to the extent that receipt of such Class E Common Stock would cause such holder (or any other Person) to violate the applicable restrictions on ownership and transfer in Article VI of the charter, unless the Corporation provides an exemption from the applicable limitation to such holder (or other Person) pursuant to Article VI of the charter; (ii) in the opinion of counsel for the Corporation, the Corporation would no longer qualify as a REIT or its status as a REIT may be compromised as a result of such conversion; or (iii) such conversion would, in the opinion of counsel for the Corporation, constitute or be likely to constitute a violation of applicable securities laws. Notwithstanding the foregoing, upon the exercise of the Conversion Right by a holder of Series A Preferred Stock in accordance with Section 6 hereof, the Corporation will use reasonable efforts to satisfy the conditions set forth in Section 6(f)(i)-(iii) hereof.
(g)    The Corporation shall at all times reserve and keep available, free from preemptive rights, out of the aggregate of its authorized and unissued Class E Common Stock, solely for the purpose of effecting conversion of the Series A Preferred Stock, the full number of shares of Class E Common Stock deliverable upon the conversion of all outstanding Series A Preferred Stock not theretofore converted into Class E Common Stock.
(h)    The Corporation shall pay any documentary stamp or similar issue or transfer taxes required to be paid by the Corporation under applicable law in respect of the issue or delivery of Class E Common Stock on conversion of Series A Preferred Stock pursuant hereto. The converting holder of the Series A Preferred Stock shall pay any documentary stamp or similar issue or transfer taxes required to be

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paid by such holder of the Series A Preferred Stock under applicable law in respect of the issue or delivery of Class E Common Stock on conversion of Series A Preferred Stock pursuant hereto.
(7)    Voting Rights.
(a)    Notwithstanding anything to the contrary contained in the charter of the Corporation or Maryland law, except as set forth below in this Section 7, the holders of the Series A Preferred Stock shall not be entitled to vote at any meeting of the stockholders for election of directors or for any other purpose or otherwise to participate in any action taken by the Corporation or the stockholders thereof, or to receive notice of any meeting of stockholders (except for such notices as may be expressly required by law).
(b)    If, at any time, full cumulative distributions on the Series A Preferred Stock shall not have been paid for six or more quarterly periods (a “Preferred Distribution Default”), whether or not the quarterly periods are consecutive, the holders of Series A Preferred Stock (voting together as a single class) will be entitled to elect two additional directors of the Corporation (each, a “Preferred Stock Director”). The election will take place at the next annual meeting of stockholders, or at a special meeting of the holders of Series A Preferred Stock called for that purpose, and such right to elect Preferred Stock Directors shall continue until all distributions accumulated on the Series A Preferred Stock have been paid in full for all past distribution periods and the accumulated distribution for the then current distribution period shall have been authorized, declared and paid in full or authorized, declared and a sum sufficient for the payment thereof irrevocably set apart for payment in trust. Upon the election of the Preferred Stock Directors, the number of directors then constituting the board of directors will automatically increase by two, if not already increased by two by reason of the election of Preferred Stock Directors by the holders of the Series A Preferred Stock. For the avoidance of doubt, and by means of example, in the event distributions on the Series A Preferred Stock shall be in arrears for six or more quarterly periods, the holders of the Series A Preferred Stock shall be entitled to vote for the election of two additional directors in the aggregate, not two times the number of the sum of the Series A Preferred Stock.
(c)    The Series A Preferred Stock shall vote for and elect (and may only vote for and elect) as the Preferred Stock Directors such persons as shall have been selected by a plurality of the votes cast at a meeting of the holders (other than the Corporation) of the Series A Preferred Stock (voting together as a single class) held for such purpose, such meeting to be held with respect to notice and other procedural matters in substantially the same manner as a special meeting of stockholders of the Corporation (as determined by the board of directors in its sole discretion).
(i)    If all distributions accumulated on the Series A Preferred Stock and on the Series A Preferred Stock for all past distribution periods have been paid in full, or the Corporation has authorized, declared and a sum sufficient for the payment thereof has been irrevocably set apart for payment in trust, and the Corporation has authorized, declared and a sum sufficient for the payment thereof has been set apart for the then-current distribution period, the right of the holders of Series A Preferred Stock to elect such two Preferred Stock Directors shall cease, and the term of office of such Preferred Stock Directors previously so elected shall automatically terminate and the authorized number of directors of the Corporation will thereupon automatically return to the number of authorized directors otherwise in effect, but subject always to the same provisions for the reinstatement and divestment of the right to elect two additional Preferred Stock Directors in the case of any such future Preferred Distribution Default.
(ii)    If at any time when the voting rights conferred upon the Series A Preferred Stock pursuant to this Section 7(c) are exercisable, any vacancy in the office of a Preferred Stock Director elected pursuant to this Section 7(c) shall occur, then such vacancy may be filled only by action of the other

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Preferred Stock Director who remains in office or by the vote and pursuant to the procedures described in the first two paragraphs of this Section 7(c).
(iii)    Subject to the next paragraph, any director elected or appointed pursuant to this Section 7(c) may be removed with or without cause only by the holders of the outstanding Series A Preferred Stock (voting together as a single class), by the affirmative vote of a majority of the votes entitled to be cast generally in the election of Preferred Stock Directors, and may not be removed by the holders of the Common Stock.
(iv)    Each Preferred Stock Director will hold office for a one-year term and will be entitled to cast one vote on any matter before the board of directors. The term of any Preferred Stock Director elected or appointed pursuant to this Section 7(c) shall be from the date of such election or appointment and their qualification until the next annual meeting of the stockholders and until their successors are duly elected and qualify, except as otherwise provided above in this Section 7(c).
(v)    At any time that the voting rights conferred upon the Preferred Stock pursuant to Section 7(c) are exercisable, and notwithstanding anything to the contrary in the Corporation’s bylaws, the Secretary of the Corporation may, and upon the written request of holders entitled to cast at least 10% of the votes entitled to be cast by the holders of the Series A Preferred Stock (addressed to the Secretary at the Corporation’s principal office), shall, call a special meeting of the holders of the Series A Preferred Stock for the purpose of electing the Preferred Stock Directors, such call to be made by notice similar to that provided in the Corporation’s bylaws for a special meeting of the stockholders or as required by law. If any such special meeting required to be called as above provided shall not be called by the Secretary within 20 days after receipt Corporation of any such request, then any holder of Series A Preferred Stock may call such meeting, upon the notice above provided, and for that purpose shall have access to the Corporation’s stock books.
(d)    So long as any shares of Series A Preferred Stock remain outstanding, the Corporation shall not, without the prior affirmative vote or consent of the holders of at least two-thirds of the Series A Preferred Stock outstanding at the time, given in person or by proxy, either in writing or at a meeting (the holders of Series A Preferred Stock voting separately as a class):
(i)    amend, alter, supplement or repeal any of the provisions of the Charter (including these Articles Supplementary) in a manner that materially and adversely affects any contract right of the Series A Preferred Stock (each, a “Material Adverse Effect”). For the purposes of this Section 7(d)(i), Material Adverse Effects include actions that materially and adversely affect the right to receive distributions, the right to receive payment or distributions upon a liquidation, or the conversion or redemption rights of the holders of the Series A Preferred Stock; provided, however, that any issuance of or increase in the number of shares of Series A Preferred Stock or the amendment of, or supplement to, the provisions of the Charter so as to authorize, create, increase or decrease the authorized amount of any equity securities ranking junior to the Series A Preferred Stock with respect to the payment of distributions and the distribution of assets upon liquidation, or the issuance of any such shares, shall not be deemed to cause a Material Adverse Effect to the Series A Preferred Stock (and for the avoidance of doubt, the consummation by the Corporation of any transaction that is an Excepted Transaction shall not be deemed to cause a Material Adverse Effect to the Series A Preferred Stock); or
(ii)    authorize, reclassify or create, or increase the authorized or issued amount of, or issue, any class or series of equity securities of the Corporation ranking senior or on a parity to the Series A Preferred Stock in respect of rights to receive distributions and to participate in distributions or

EXHIBIT 3.1

payments in the event of any liquidation, or any security, including any debt security, convertible into or evidencing the right to purchase any class or series of such equity securities.
(e)    The voting provisions set forth in clauses (b), (c) and (d) above will not apply if, at or prior to the time when the act with respect to which a vote would otherwise be required shall be effected, (i) all outstanding shares of Series A Preferred Stock shall have been redeemed or reacquired by the Corporation or converted into Class E Common Stock or (ii) all outstanding shares of Series A Preferred Stock shall have been called for redemption and sufficient funds shall have been irrevocably deposited in trust to effect the redemption.
(f)    On each matter submitted to a vote of the holders of Series A Preferred Stock or on which the holders of Series A Preferred Stock are otherwise entitled to vote as provided herein, each share of Series A Preferred Stock shall entitle the holder thereof to cast one vote, except that when shares of any other class or series of Preferred Stock have the right to vote together with the Series A Preferred Stock as a single class on any matter, the holders of Series A Preferred Stock and the shares of each such other class or series will have one vote for each $25.00 of liquidation preference (excluding any unpaid distributions which are part of any liquidation preference).
(g)    Except as expressly set forth herein, holders of the Series A Preferred Stock shall not have any voting rights with respect to, and the consent of the holders of the Series A Preferred Stock shall not be required for, the taking of any corporate action or any action that may otherwise require the vote of the Corporation’s stockholders under the charter or the MGCL, regardless of the effect that such corporate action may have upon the Series A Preferred Stock.
(h)    As to any voting right set forth above, the holders of Series A Preferred Stock shall have exclusive voting rights on any proposed amendment to the charter that would alter only the contract rights of the Series A Preferred Stock.
(8)    Status of Acquired Shares. In the event any shares of Series A Preferred Stock have been redeemed or repurchased by the Corporation pursuant to Section 5 or 6 hereof or converted pursuant to Section 6 hereof, or otherwise reacquired by the Corporation, the Shares so redeemed, repurchased, converted or reacquired shall become authorized but unissued shares of Preferred Stock without further designation as to class or series, available for future classification or reclassification by the board of directors and issuance by the Corporation.
(9)    Transfers Restrictions; Legend. The holders of the Series A Preferred Stock are at all times subject to the provisions contained in Article VI of the charter and to the transfer restrictions set forth in the Preferred Stock Purchase Agreement. Each certificate representing shares of the Series A Preferred Stock shall bear any legend required by the Charter or bylaws, any legend required by Maryland law, any legend as required by the “blue sky” laws of any state, and a restrictive legend in substantially the following form until such time as they are not required:
“THESE SECURITIES HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS. THESE SECURITIES ARE BEING

EXHIBIT 3.1

OFFERED TO INVESTORS WHO ARE NOT U.S. PERSONS (AS DEFINED IN REGULATION S UNDER THE SECURITIES ACT) AND WITHOUT REGISTRATION WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES ACT IN RELIANCE UPON REGULATION S PROMULGATED UNDER THE SECURITIES ACT. TRANSFER OF THESE SECURITIES IS PROHIBITED, EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF REGULATION S PROMULGATED UNDER THE SECURITIES ACT, PURSUANT TO REGISTRATION UNDER THE SECURITIES ACT, OR PURSUANT TO AVAILABLE EXEMPTION FROM REGISTRATION. HEDGING TRANSACTIONS MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE SECURITIES ACT. THESE SECURITIES ARE ALSO SUBJECT TO THE RESTRICTIONS SET FORTH IN (I) THE SERIES A CUMULATIVE PERPETUAL CONVERTIBLE PREFERRED STOCK PURCHASE AGREEMENT, DATED AUGUST 8, 2018, BY AND AMONG GRIFFIN CAPITAL ESSENTIAL ASSET REIT, INC., SHBNPP GLOBAL PROFESSIONAL INVESTMENT TYPE PRIVATE REAL ESTATE TRUST NO. 13(H) (ACTING THROUGH KOOKMIN BANK AS TRUSTEE OF SHBNPP GLOBAL PROFESSIONAL INVESTMENT TYPE PRIVATE REAL ESTATE TRUST NO. 13(H)) AND SHINHAN BNP PARIBAS ASSET MANAGEMENT CORPORATION, AND (II) THE CHARTER OF GRIFFIN CAPITAL ESSENTIAL ASSET REIT II, INC., INCLUDING THE ARTICLES SUPPLEMENTARY OF GRIFFIN CAPITAL ESSENTIAL ASSET REIT II, INC. DATED AS OF APRIL 29, 2019 AND FILED WITH THE MARYLAND DEPARTMENT OF ASSESSMENTS AND TAXATION.”
(10)    Record Holders. The Corporation and the transfer agent for the Series A Preferred Stock may deem and treat the record holder of any Series A Preferred Stock as the true and lawful owner thereof for all purposes, and neither the Corporation nor the transfer agent shall be affected by any notice to the contrary.
(11)    No Preemptive Rights. No holder of the Series A Preferred Stock will, as a holder of the Series A Preferred Stock, have any preemptive rights to purchase or subscribe for Common Stock or any other security of the Corporation (whether now or hereafter authorized).
(12)    Notices to Holders. Unless otherwise provided herein or required by law, notices to holders of Series A Preferred Stock provided for herein shall be mailed to such holders by first class mail, postage pre-paid, at the respective addresses as the same shall appear on the stock transfer records of the Corporation. Unless otherwise provided herein or required by law, any requirements set forth herein for public announcements or publications by the Corporation may be satisfied if the subject matter thereof is contained in (a) a document filed by the Corporation with, or furnished by the Corporation to, the Securities and Exchange Commission and such filing is available to be viewed by the public on the Securities and Exchange Commission’s EDGAR system (or any successor system thereto) or (b) a press release submitted by the Corporation for publication to Dow Jones & Corporation, Inc., Business Wire, PR Newswire or Bloomberg Business News (or, if such organizations are not in existence at the time of issuance of such press release, such other news or press organization as is reasonably calculated to broadly disseminate the relevant information to the public).
(13)    Severability. If any of the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of the Series A Preferred Stock is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, then, to the extent permitted by law, all other preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of the Series A Preferred Stock which can be given effect without the invalid, unlawful or unenforceable preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends

EXHIBIT 3.1

or other distributions, qualifications or terms or conditions of redemption of the Series A Preferred Stock shall remain in full force and effect and shall not be deemed dependent upon any invalid, unlawful or unenforceable preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of the Series A Preferred Stock.
(14)    Form. The Series A Preferred Stock shall be certificated. The Corporation shall replace any mutilated certificate at holder’s expense upon surrender of that certificate to the Corporation. The Corporation shall replace certificates that become destroyed, stolen or lost at the holder’s expense upon delivery to the Corporation of an affidavit of loss and indemnity satisfactory to the Corporation.
(15)    Definitions.
“Approved Financial Advisors” means entities affiliated with each of Deloitte & Touche LLP, PricewaterhouseCoopers LLP, KPMG LLP, Ernst & Young LLP, Cushman & Wakefield, CBRE, JLL, Robert Stanger & Co., Inc., Duff & Phelps, LLC and Altus Group.
“Business Day” means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in New York, New York and Seoul, Korea are authorized or required by law, regulation or executive order to close.
“Change of Control” will be deemed to have occurred with respect to the Corporation on any date after the First Issuance Date on which the Corporation is no longer managed directly or indirectly by GCC or any affiliate thereof, except as a result of an Excepted Transaction.
“Common Stock Fair Market Value” means, with respect to any Conversion Date, the average closing price of a share of Class E Common Stock for the 10 consecutive trading days preceding such Conversion Date on the principal national securities exchange on which the shares of Class E Common Stock are listed or admitted to trading or, if not listed or admitted to trading on any national securities exchange, the average of the reported bid and asked prices during such 10 trading day period in the over the counter market as furnished by the National Quotation Bureau, Inc., or, if such firm is not then engaged in the business of reporting such prices, as furnished by any member of the Financial Industry Regulatory Authority selected by the Corporation or, if the Class E Common Stock is not publicly traded, the Common Stock Fair Market Value for such day shall be the fair market value thereof determined in good faith by the board of directors consistent with its duties under Section 2-405.1 of the MGCL after consultation with its financial advisor to be approved by the Purchaser, which approval may not be unreasonably withheld or delayed; provided, however, that the Approved Financial Advisors shall be deemed to be automatically approved by the Purchaser; provided, further, that if the board of directors selects Robert Stanger & Co., Inc., Duff & Phelps, LLC or Altus Group as its financial advisor, then, at the election of the Purchaser, the determination of the Common Stock Fair Market Value shall be subject to the issuance of a Fairness Opinion from one of the Approved Financial Advisors (other than Robert Stanger & Co., Inc., Duff & Phelps, LLC and Altus Group).
“Distribution Payment Date” means January 15, April 15, July 15 and October 15 of each year.
“Distribution Period” means the period from and including any Distribution Payment Date to, but excluding, the next Distribution Payment Date; provided, however, the initial Distribution Period with respect to any share of Series A Preferred Stock shall be the period from and including April 15, 2019 to, but excluding, the next Distribution Payment Date.

EXHIBIT 3.1

“Distribution Rate” shall be as follows:

(i)
6.55% from and after the First Issuance Date, or if the Second Issuance occurs, 6.55% from and after the Second Issuance Date (the “Initial Rate”) until the five year anniversary of the First Issuance Date, or if the Second Issuance occurs, the five year anniversary of the Second Issuance Date (the “Reset Date”), subject to paragraphs (iii) and (iv) below;

(ii)	6.75% from and after the Reset Date (the “Standard Reset Rate”), subject to paragraphs (iii) and (iv) below;

(iii)
if the First Triggering Event occurs, 7.55% from and after August 2, 2020 until the Second Triggering Event if it occurs (provided that, if the Listing Date occurs on or prior to February 2, 2021, the Distribution Rate shall be (1) the Initial Rate from and after the Listing Date until the Reset Date and (2) the Standard Reset Rate from and after the Reset Date (provided further that, if the Listing Date does not occur within six months following the First Triggering Event, the Distribution Rate shall be 7.75% from and after the Reset Date); or

(iv)	if the Second Triggering Event occurs, 8.05% from and after August 2, 2021 until the Reset Date and, 8.25% from and after the Reset Date.
“Excepted Transaction” means a merger, sale of all or substantially all of the voting securities or assets or similar transaction (i) between or among the Corporation and one or more affiliates of GCC or other REITs managed directly or indirectly by GCC or (ii) in which the Corporation becomes internally managed by a substantial number of the GCC real estate management team or by Persons that were or are affiliates of GCC.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Fairness Opinion” means an opinion to be rendered, at the election of Purchaser and at Purchaser’s sole cost, from one of the Approved Financial Advisors (other than Robert Stanger & Co., Inc., Duff & Phelps, LLC and Altus Group) regarding the determination of the Common Stock Fair Market Value.
“First Triggering Event” will be deemed to have occurred if the Listing Date has not occurred by August 1, 2020.
“First Issuance Date” means August 8, 2018.
“GCC” means Griffin Capital Company, LLC.
“GCEAR” means Griffin Capital Essential Asset REIT, Inc.
“Liquidation Amount” means $25.00 per share of Series A Preferred Stock.
“Listing Date” means the effective date of the listing by the Corporation at the Corporation’s election of either its shares of Class E Common Stock or the Series A Preferred Stock on a national securities exchange registered under Section 6(a) of the Exchange Act.

EXHIBIT 3.1

“MGCL” means the Maryland General Corporation Law.
“Person” means any individual, partnership, limited liability company, corporation, joint venture, trust or other entity.
“Preferred Stock Purchase Agreement” means that certain Series A Cumulative Perpetual Convertible Preferred Stock Purchase Agreement, dated August 8, 2018, by and among GCEAR, Purchaser and Shinhan BNP Paribas Asset Management Corporation, as asset manager of Purchaser, as amended from time to time.
“Purchaser” means SHBNPP Global Professional Investment Type Private Real Estate Trust No. 13(H) (acting through Kookmin Bank as trustee of SHBNPP Global Professional Investment Type Private Real Estate Trust No. 13(H)).
“Redemption Fee” means a fee comprising 1.5% of the Redemption Price.
“Second Issuance” means the first issuance of any shares of Series A Preferred Stock that occurs after the effective time of the merger of GCEAR with and into Globe Merger Sub, LLC.
“Second Issuance Date” means the date on which the Second Issuance occurs.
“Second Triggering Event” will be deemed to have occurred if the Listing Date has not occurred by August 1, 2021.
“Securities Act” means the United States Securities Act of 1933, as amended, and the rules and regulations promulgated by the Securities and Exchange Commission thereunder.

FOURTH:    The Series A Preferred Stock has been classified and designated by the Board of Directors under the authority contained in the Charter.

FIFTH:        These Articles Supplementary have been approved by the Board of Directors in the manner and by the vote required by law.

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EXHIBIT 3.1

IN WITNESS WHEREOF, Griffin Capital Essential Asset REIT II, Inc. has caused these Articles Supplementary to be signed and acknowledged in its name and on its behalf by its Chief Financial Officer and Treasurer and attested to by its Secretary on this 29th day of April, 2019; and its Chief Financial Officer and Treasurer acknowledges that these Articles Supplementary are the act of Griffin Capital Essential Asset REIT II, Inc., and he further acknowledges that, as to all matters or facts set forth herein which are required to be verified under oath, such matters and facts are true in all material respects to the best of his knowledge, information and belief, and that this statement is made under the penalties for perjury.

ATTEST:	GRIFFIN CAPITAL ESSENTIAL ASSET REIT II, INC.

/s/Howard S. Hirsch	By:	/s/Javier F. Bitar (SEAL)
Howard S. Hirsch		Javier F. Bitar
Secretary		Chief Financial Officer and Treasurer